Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1530

WESTERN REFINING LOGISTICS ANNOUNCES THE FOLLOWING TRANSACTIONS

•	CLOSING OF ITS ACQUISITION OF TERMINALLING, STORAGE AND OTHER LOGISTICS ASSETS

•	AN INCREASE IN ITS REVOLVING CREDIT FACILITY TO $500 MILLION

EL PASO, Texas, September 15, 2016 — Western Refining Logistics, LP (NYSE:WNRL) announced that it has closed the previously announced acquisition of certain terminalling, storage and other logistics assets from St. Paul Park Refining Co. LLC (“SPPR”), a wholly-owned subsidiary of Northern Tier Energy LLC and indirect wholly-owned subsidiary of Western Refining, Inc. (NYSE:WNR). The purchase price paid by WNRL to SPPR consisted of $195 million in cash and $15 million of WNRL common units.

The logistics assets acquired by WNRL included approximately four million barrels of refined product and crude oil storage tanks, a light products terminal, a heavy products loading rack, certain rail and barge facilities, certain other related logistics assets, and two crude oil pipeline segments and one pipeline segment not currently in service, each of which is approximately 2.5 miles and extends from SPPR’s refinery in St. Paul Park, Minnesota to SPPR’s tank farm in Cottage Grove, Minnesota.

In connection with the closing, SPPR and a subsidiary of WNRL entered into a 10-year terminalling, transportation and storage services agreement (the “Terminalling Agreement”), which contains certain minimum volume commitments by SPPR. Pursuant to the Terminalling Agreement, a subsidiary of WNRL has agreed to provide product storage services, product throughput services, and product additive and blending services at or near SPPR’s refinery located in St. Paul Park, Minnesota.

The cash consideration for the transaction was funded with approximately $151 million of net proceeds from WNRL’s recently closed public equity offering and approximately $44 million in borrowings under WNRL’s revolving credit facility. WNRL issued 628,224 common units to SPPR, representing $15 million of common units, based upon the volume-weighted average price per unit for the 20-day trading period ended September 6, 2016.

Separately, WNRL announced an increase in its revolving credit facility by $200 million, for a total facility of $500 million, along with certain amendments to the facility.

About Western Refining Logistics, LP

Western Refining Logistics, LP is principally a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE:WNR) to own, operate, develop and acquire terminals, storage tanks, pipelines and other logistics assets related to the terminalling, transportation and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics, LP’s assets include approximately 690 miles of pipelines, approximately 12.4 million barrels of active storage capacity, distribution of wholesale petroleum products and crude oil and asphalt trucking.

More information about Western Refining Logistics is available at www.wnrl.com.

Cautionary Statement on Forward-Looking Statements

This press release may contain forward-looking statements. The forward-looking statements reflect WNRL’s current expectations regarding future events, results or outcomes. These statements are subject to the general risks inherent in WNRL’s businesses and their expectations may or may not be realized. Some expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, WNRL’s businesses and operations involve numerous risks and uncertainties, many of which are beyond WNRL’s control, which could materially affect WNRL’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting each of WNRL’s business is contained in WNRL’s filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made. Except as required by law, WNRL does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.

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